CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Pre-Effective Amendment No. 1 (File No. 333-61525) under the Securities Act of 1933 and Pre-Effective Amendment No. 1 (File No. 811-08943) under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Legg Mason Light Street Trust, Inc. of our report for Legg Mason Market Neutral Trust dated January 19, 1999 on our audit of the financial statements as of January 15, 1999 and for the respective period then ended.

We also consent to the reference to our firm under the caption "The Fund's Independent Accountants" in the Statement of Additional Information.


PRICEWATERHOUSECOOPERS LLP


Baltimore, Maryland
January 22, 1999